Exhibit 5.1

Harney Westwood & Riegels Craigmuir Chambers PO Box 71, Road Town Tortola VG1110, British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

30 August 2017

BY EMAIL

Jacqueline.Daley@harneys.com

+1 284 852 2569

038342.0002-JAD

TDH Holdings, Inc.

c/o Qingdao Tiandihui Foodstuffs Co. Ltd.

Room 1809, Financial Square

197 Shuangzhu Road

Huangdao District

Qingdao, Shandong Province

People’s Republic of China

Dear Sirs

TDH Holdings, Inc., Company No 1891463 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the preparation and filing of the Company’s registration statement on Form F-1 and all amendments thereto (as amended, the Registration Statement), as filed with the Securities and Exchange Commission (the Commission) on 10 August 2017. The Registration Statement relates to the offering (the Offering) of up to 1,325,000 of the shares, $0.001 par value per share authorised for issue by the Company (the Offering Shares).

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

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2	Shares. The Company is authorised to issue a maximum of 200,000,000 shares of US$0.001 par value each and pursuant to the Registered Agent’s Certificate 7,900,000 shares were in issue prior to the Offering.
3	Valid Issuance of Offering Shares. The Offering Shares, when issued and sold in accordance with the Registration Statement and duly passed resolutions and once consideration of not less than the par value is paid per share, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Shares in the Company are issued when the name of the shareholder is entered on the register of members of the Company.
4	Enforcement of Judgments. No provision is made under British Virgin Islands law for the reciprocal recognition and enforcement of judgements made by the courts of the United States of America (the Court) in respect of the Registration Statement or any related matter but any final and conclusive monetary judgment for a definite sum obtained against the Company in the Court would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:
(a)	the Court had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;
(b)	the judgment given by the Court was not in respect of penalties, fines, taxes or similar fiscal or revenue obligations;
(c)	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the Court;
(d)	recognition or enforcement in the British Virgin Islands would not be contrary to public policy; and
(e)	the proceedings pursuant to which judgment was obtained were not contrary to the principles of natural justice.
5	Taxation. The statements made in the Registration Statement, under the caption “British Virgin Islands Taxation,” to the extent such statements relate to matters of British Virgin Islands law, represent our opinion. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that the British Virgin Islands Court will not take a contrary position. Our opinion expressed above is limited to the tax laws of the British Virgin Islands. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Offering Shares while the Registration Statement is effective.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

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Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 29 August 2017;
2	the records and information certified by Vistra (BVI) Limited, the registered agent of the Company, on 29 August 2017 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);
3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 29 August 2017;
4	the records of proceedings on file with, and available for inspection on 29 August 2017 at the High Court of Justice, British Virgin Islands;
5	a copy of the unanimous written resolution of directors of the Company dated 2 August 2017 and 26 August 2017 approving the Company’s filing of the Registration Statement and issuance of the Offering Shares (the Resolutions);

(1 - 5 above are the Corporate Documents), and

6	the Registration Statement (including the prospectus).

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the issuance of the shares in accordance with the Registration Statement to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Documents which has not been properly disclosed in the Resolutions.
2	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.
3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.
4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.
5	Resolutions. The Resolutions remain in full force and effect.
6	Shares. That consideration shall be paid in cash for each Offering Share and that the consideration received shall be no less than the par value of each Offering Share.
7	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:
(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;
(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;
(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and
(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Documents.
3	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.
4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.
5	Statutory Powers. Any provision in the Documents which purports to fetter a statutory power of the Company may not be enforceable under the common law rule in Russell v Northern Bank Development Corp Ltd [1992] 1 WLR 588 (HL).
6	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.
7	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

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